Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Announces Reorganization

And Settlement with NuVasive and Osiris Therapeutics

Lewisville, TX, Dec 15, 2010– Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced an internal reorganization designed to streamline operations within its three Global Business Units: Spine, Orthopedics and Sports Medicine. The Company expects to record a charge related to employee termination benefits of approximately $4.0 million ($2.4 million net of tax, or $0.13 per diluted share) in the fourth quarter of 2010 in connection with the reorganization. The Company expects the reorganization to result in annual savings of approximately $6 million to $7 million per year beginning in 2011.

Settlement Ends Patent Infringement Suit

Orthofix also announced on behalf of itself and the Musculoskeletal Transplant Foundation that they have executed a comprehensive settlement agreement with NuVasive, Inc. and Osiris Therapeutics, Inc. concerning the Trinity® Evolution™ tissue allograft. The lawsuit was filed in April of this year in the United States District Court for the District of New Jersey alleging that Trinity Evolution infringes intellectual property owned by NuVasive and Osiris. As part of the comprehensive settlement the parties entered into a license agreement covering Trinity Evolution, the primary subject of which is U.S. Patent No. 6,355,239. In connection with this settlement Orthofix will record a charge of $2 million, ($1.2 million net of tax, or $0.07 per diluted share) in the fourth quarter of 2010. Additional specific terms of the settlement, including initial and ongoing financial terms, are confidential.

Q4 2010 Guidance

Orthofix has lowered its fourth quarter earnings expectations from $0.59 to $0.62 per share to $0.39 to $0.42 per share as a result of the fourth quarter charges totaling $0.20 per share that the Company expects to incur in connection with the reorganization and the legal settlement. Additionally, the Company revised its fourth quarter and full year 2010 revenue expectations to a new range of $142 million to $144 million, and $562.6 million to $564.6 million, respectively. The revision was primarily due to a slower growth rate in the Company’s spine stimulation business.

“The global reorganization we announced today is another key step toward the achievement of our plan to improve our operating profit margin, and was facilitated in part by the recent consolidation of operations into our new facility in Lewisville, TX. This initiative will result in substantial annual savings after the initial fourth quarter charge,” said President and CEO Alan Milinazzo. “Additionally, we are very pleased to have come to what we believe is a mutually beneficial resolution to the patent matter related to Trinity Evolution.”

Conference Call

Orthofix will host a conference call on December 16th, 2010 at 8:30 AM Eastern time to discuss the reorganization and legal settlement. Interested parties may access the conference call by dialing (888) 267-2845 in the U.S., and (973) 413-6102 outside the U.S., and providing the conference ID 87421. A replay of the call will be available for one week by dialing (800) 332-6854 in the U.S., and (973) 528-0005 outside the U.S., and entering the conference ID 87421.

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical and non-surgical products for the spine, orthopedic, and sports medicine market sectors, that address the lifelong bone-and-joint health needs of patients of all ages - helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating and investing in R&D activities with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, The University of Medicine and Dentistry of New Jersey and the National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K, quarterly reports on Form 10-Q, and our report on Form 8-K dated June 23, 2010), risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).